Exhibit 99.1

eBay Inc. Reports Fourth Quarter and Full Year 2018 Results and Announces Capital Structure Evolution

•	Revenue of $2.9 billion

•	GAAP and Non-GAAP EPS per diluted share of $0.80 and $0.71, respectively, on a continuing operations basis

•	Repurchased approximately $1.5 billion of common stock in Q4 and $4.5 billion of common stock in 2018

•	Initiating a quarterly dividend of $0.14 per share and expanding share repurchase authorization by an additional $4.0 billion

•	Expect to return approximately $7.0 billion to shareholders through dividends and repurchases over the next two years, with approximately $5.5 billion to be returned in 2019

San Jose, California, January 29, 2019 - eBay Inc. (NASDAQ: EBAY), a global commerce leader, delivered revenue for the quarter ended December 31, 2018 of $2.9 billion, increasing 6% on both an as-reported basis and a foreign exchange (FX) neutral basis, primarily driven by gross merchandise volume (GMV) of $24.6 billion, up 1% on an as-reported basis and 2% on a FX-Neutral basis.

During the quarter, eBay delivered GAAP net income from continuing operations of $763 million, or $0.80 per diluted share and Non-GAAP net income from continuing operations of $670 million, or $0.71 per diluted share. The company generated $1.2 billion of operating cash flow and $1.1 billion of free cash flow from continuing operations while also repurchasing approximately $1.5 billion of its common stock in the quarter.

“We delivered record earnings for the fourth quarter and full year 2018,” said Devin Wenig, President and CEO of eBay Inc. “In 2019, our focus will be on further improvements to the eBay user experience, while pursuing significant long-term growth opportunities in advertising and payments. We are confident in the strength of our business and future growth prospects, as demonstrated by our decision to institute eBay’s first-ever dividend and increase our share repurchase program.”

In the fourth quarter, eBay grew active buyers by 4% across its platforms, for a total of 179 million global active buyers. Underlying total eBay performance, the Marketplace platforms delivered $2.3 billion of revenue and $23.2 billion of GMV. Marketplace revenue growth was 7% on an as-reported basis and 6% on a FX-Neutral basis, and GMV was up 1% on an as-reported basis and 3% on a FX-Neutral basis. StubHub drove revenue of $314 million, up 2% on both an as-reported and FX-Neutral basis, and GMV of $1.4 billion, down 2% on an as-reported basis and down 1% on a FX-Neutral basis. Classifieds platforms delivered revenue of $263 million, up 8% on an as-reported basis and 11% on a FX-Neutral basis.

During the quarter, eBay continued strong execution of its advertising and payments growth priorities. The company experienced nearly 150% revenue growth in promoted listings, with 600 thousand active sellers promoting 200 million listings. The multi-year rollout of eBay’s managed payments capability, which was initially launched in the third quarter, marks an important shift in strategic direction and a commitment to enhancing the customer experience. During the fourth quarter, eBay intermediated nearly $140 million in GMV.

eBay continued introducing new or expanded programs that improve buying and selling throughout the fourth quarter. Enabling an easier buying experience, eBay partnered with leading service providers to allow shoppers the ability to select and schedule professional auto, home and electronics installation services for eBay purchases. The company also continued to improve purchase confidence when shopping high-priced luxury items by expanding eBay Authenticate into the jewelry category.  Additionally, the launch of eBay Instant Selling allows consumers to sell their smartphone devices and get paid instantly with an eBay voucher, without having to manage the selling process.

For the full year 2018, eBay delivered revenue of $10.7 billion, growing 8% on an as-reported basis and 6% on a FX-Neutral basis, primarily driven by GMV of $95 billion, up 7% on an as-reported basis and 5% on a FX-Neutral basis. The company delivered strong operating and free cash flow on a continuing operations basis, generating $2.7 billion and $2.0 billion, respectively, during 2018. eBay also returned $4.5 billion of capital to shareholders through repurchases of its common stock.

Fourth Quarter and Full Year 2018 Financial Highlights (presented in millions, except per share data and percentages)

	Fourth Quarter				Full Year
	2018	2017	Change		2018	2017	Change
eBay Inc.
Net revenues	$2,877	$2,707	$170	6%	$10,746	$9,927	$819	8%
GAAP - Continuing Operations
Income (loss) from continuing operations	$763	$(2,597)	$3,360	129%	$2,528	$(1,013)	$3,541	**
Earnings (loss) per diluted share from continuing operations	$0.80	$(2.51)	$3.31	132%	$2.55	$(0.95)	$3.50	**
Non-GAAP - Continuing Operations
Net income	$670	$618	$52	9%	$2,305	$2,162	$143	7%
Earnings per diluted share	$0.71	$0.59	$0.12	20%	$2.32	$2.00	$0.32	16%
**Not meaningful

Other Selected Financial and Operational Results

•
Operating margin — GAAP operating margin decreased to 23.7% for the fourth quarter of 2018, compared to 24.5% for the same period last year. Non-GAAP operating margin decreased to 29.2% in the fourth quarter of 2018, compared to 29.8% for the same period last year.

•
Taxes — The GAAP effective tax rate for continuing operations for the fourth quarter of 2018 was (47.9)%, compared to 563.4% for the fourth quarter of 2017. The non-GAAP effective tax rate for continuing operations for the fourth quarter of 2018 was 16.4%, compared to 19.4% for the fourth quarter of 2017.

•	Cash flow — The company generated $1.2 billion of operating cash flow from continuing operations and $1.1 billion of free cash flow during the fourth quarter of 2018.

•
Stock repurchase program — The company repurchased approximately $1.5 billion of its common stock, or 52 million shares, in the fourth quarter of 2018. The company's total repurchase authorization remaining as of December 31, 2018 was $3.2 billion.

•	Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $8.6 billion as of December 31, 2018.
Business Outlook

•
First quarter 2019 — The company expects net revenue between $2.55 billion and $2.60 billion, representing Organic FX-Neutral growth of 0% - 2%, with GAAP earnings per diluted share from continuing operations in the range of $0.40 - $0.44 and non-GAAP earnings per diluted share from continuing operations in the range of $0.62 - $0.64.

•
Full year 2019 — The company expects net revenue between $10.7 billion and $10.9 billion, representing Organic FX-Neutral growth of 1% - 3%, with GAAP earnings per diluted share from continuing operations in the range of $1.83 - $1.93 and non-GAAP earnings per diluted share from continuing operations in the range of $2.62 - $2.68.

Capital Structure Evolution
In order to evolve eBay's capital structure given its strong cash generation profile and shareholder return objectives, the company today announced:

•	Initiation of a quarterly dividend of $0.14 per share, with the first quarterly dividend to be paid on or about March 20, 2019 to shareholders of record as of the close of business on March 1, 2019

•	Expect to exit 2019 with cash and investments of approximately $3.5 billion

•	Targeting mid-term leverage of approximately 1.5x net debt and gross debt below 3.0x EBITDA

•	Increase in share repurchase authorization by an additional $4.0 billion with no expiration, with an expected 2019 share repurchase of approximately $5.0 billion

•	Expect to return approximately $7.0 billion to shareholders through dividends and repurchases over the next two years, with approximately $5.5 billion in 2019 and approximately $1.5 billion in 2020
The company’s stock repurchase program is intended to programmatically offset the impact of dilution from its equity compensation programs and, subject to market conditions and other factors, to make opportunistic and programmatic repurchases of its common stock to reduce its outstanding share count. Any share repurchases under the company’s stock repurchase programs may be made through open market transactions, block trades, privately negotiated transactions (including accelerated share repurchase transactions) or other means at times and in such amounts as management deems appropriate and will be funded from the company’s working capital or other financing alternatives.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss fourth quarter and full year 2018 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor, in addition to following press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (NASDAQ: EBAY) is a global commerce leader including the Marketplace, StubHub and Classifieds platforms. Collectively, we connect millions of buyers and sellers around the world, empowering people and creating opportunity for all. Founded in 1995 in San Jose, Calif., eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2018, eBay enabled $95 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year over year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

New Accounting Standard
Prior period information has been recast to reflect Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, which eBay adopted on January 1, 2018.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including expected financial results for the first quarter and full year 2019 and the future growth in its business, dividends and share repurchases. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, any regional or general economic downturn or crisis and any conditions that affect ecommerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the company’s need and ability to manage regulatory, tax, data security and litigation risks; whether the operational, marketing and strategic benefits of the separation of the eBay and PayPal businesses can be achieved; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; and the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Selim Freiha	ir@ebay.com
Media Relations Contact:	Julianne Whitelaw	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	December 31, 2018	December 31, 2017
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$2,202	$2,120
Short-term investments	2,713	3,743
Accounts receivable, net	712	696
Other current assets	1,499	1,185
Total current assets	7,126	7,744
Long-term investments	3,778	6,331
Property and equipment, net	1,597	1,597
Goodwill	5,160	4,773
Intangible assets, net	92	69
Deferred tax assets	4,792	5,199
Other assets	274	273
Total assets	$22,819	$25,986
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,546	$781
Accounts payable	286	330
Accrued expenses and other current liabilities	2,335	2,134
Deferred revenue	170	137
Income taxes payable	117	177
Total current liabilities	4,454	3,559
Deferred tax liabilities	2,925	3,424
Long-term debt	7,685	9,234
Other liabilities	1,474	1,720
Total liabilities	16,538	17,937

Total stockholders' equity	6,281	8,049
Total liabilities and stockholders' equity	$22,819	$25,986

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In millions, except per share amounts)
Net revenues	$2,877	$2,707	$10,746	$9,927
Cost of net revenues (1)	618	590	2,382	2,221
Gross profit	2,259	2,117	8,364	7,706
Operating expenses:
Sales and marketing (1)	945	784	3,391	2,878
Product development (1)	292	317	1,285	1,224
General and administrative (1)	245	264	1,131	1,030
Provision for transaction losses	83	79	286	272
Amortization of acquired intangible assets	13	10	49	38
Total operating expenses	1,578	1,454	6,142	5,442
Income from operations	681	663	2,222	2,264
Interest and other, net	(165)	(102)	496	11
Income from continuing operations before income taxes	516	561	2,718	2,275
Income tax provision	247	(3,158)	(190)	(3,288)
Income from continuing operations	$763	$(2,597)	$2,528	$(1,013)
Income from discontinued operations, net of income taxes	(3)	(4)	2	(4)
Net income	$760	$(2,601)	$2,530	$(1,017)

Income per share - basic:
Continuing operations	$0.81	$(2.51)	$2.58	$(0.95)
Discontinued operations	—	—	—	—
Net income per share - basic	$0.81	$(2.51)	$2.58	$(0.95)

Income per share - diluted:
Continuing operations	$0.80	$(2.51)	$2.55	$(0.95)
Discontinued operations	—	—	—	—
Net income per share - diluted	$0.80	$(2.51)	$2.55	$(0.95)

Weighted average shares:
Basic	945	1,035	980	1,064
Diluted	950	1,035	991	1,064

(1) Includes stock-based compensation as follows:
Cost of net revenues	$16	$13	$59	$53
Sales and marketing	29	26	111	94
Product development	49	47	197	178
General and administrative	48	41	171	158
	$142	$127	$538	$483

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In millions)
Cash flows from operating activities:
Net income	$760	$(2,601)	$2,530	$(1,017)
Income from discontinued operations, net of income taxes	3	4	(2)	4
Adjustments:
Provision for transaction losses	83	79	286	272
Depreciation and amortization	172	172	696	676
Stock-based compensation	142	127	538	483
(Gain) Loss on investments, net	—	70	(572)	49
Gain on sale of business	—	—	—	(167)
Deferred income taxes	(234)	1,767	(153)	1,728
Change in fair value of warrant	128	—	(104)	—
Changes in assets and liabilities, and other, net of acquisition effects	180	1,370	(558)	1,118
Net cash provided by continuing operating activities	1,234	988	2,661	3,146
Net cash used in discontinued operating activities	(1)	—	(3)	—
Net cash provided by operating activities	1,233	988	2,658	3,146
Cash flows from investing activities:
Purchases of property and equipment	(130)	(192)	(651)	(666)
Purchases of investments	(11,938)	(3,323)	(28,115)	(14,599)
Maturities and sales of investments	12,470	3,742	30,901	14,520
Equity investment in Flipkart	—	—	—	(514)
Proceeds from sale of equity investment in Flipkart	—	—	1,029	—
Acquisitions, net of cash acquired	—	(12)	(302)	(34)
Other	19	(3)	32	(2)
Net cash provided by (used in) investing activities	421	212	2,894	(1,295)
Cash flows from financing activities:
Proceeds from issuance of common stock	39	46	109	120
Repurchases of common stock	(1,511)	(922)	(4,502)	(2,746)
Tax withholdings related to net share settlements of restricted stock units and awards	(36)	(49)	(225)	(219)
Proceeds from issuance of long-term debt, net	—	—	—	2,484
Repayment of debt	—	(2)	(750)	(1,452)
Other	(3)	31	(30)	29
Net cash used in financing activities	(1,511)	(896)	(5,398)	(1,784)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(25)	54	(75)	238
Net increase in cash, cash equivalents and restricted cash	118	358	79	305
Cash, cash equivalents and restricted cash at beginning of period	2,101	1,782	2,140	1,835
Cash, cash equivalents and restricted cash at end of period	$2,219	$2,140	$2,219	$2,140

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(In millions, except percentages)
Net Revenues by Type:
Net transaction revenues:
Marketplace	$1,984	$1,803	$1,837	$1,792	$1,823
Current quarter vs prior year quarter	9%	6%	9%	11%	8%
Percent from international	64%	62%	62%	61%	62%
StubHub	311	286	240	231	306
Current quarter vs prior year quarter	2%	6%	5%	12%	12%
Percent from international	6%	7%	10%	8%	6%
Total net transaction revenues	2,295	2,089	2,077	2,023	2,129
Current quarter vs prior year quarter	8%	6%	9%	11%	9%
Percent from international	56%	55%	56%	55%	54%

Marketing services and other revenues:
Marketplace	316	301	298	310	333
Current quarter vs prior year quarter	(5)%	3%	6%	9%	6%
Percent from international	53%	54%	52%	50%	53%
Classifieds	263	254	259	246	244
Current quarter vs prior year quarter	8%	8%	18%	24%	21%
Percent from international	100%	100%	100%	100%	100%
StubHub, Corporate and other	3	5	6	1	1
Total marketing services and other revenues	582	560	563	557	578
Current quarter vs prior year quarter	1%	6%	10%	14%	11%
Percent from international	74%	75%	74%	72%	73%

Total net revenues	$2,877	$2,649	$2,640	$2,580	$2,707
Current quarter vs prior year quarter	6%	6%	9%	12%	9%

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(In millions, except percentages)
Active Buyers (1)	179	177	175	171	170
Current quarter vs prior year quarter	4%	4%	4%	4%	5%

Gross Merchandise Volume (2)
Marketplace	$23,231	$21,482	$22,569	$22,547	$22,993
Current quarter vs prior year quarter	1%	5%	11%	13%	9%
StubHub	$1,410	$1,237	$1,060	$1,044	$1,432
Current quarter vs prior year quarter	(2)%	7%	5%	14%	16%
Total GMV	$24,641	$22,719	$23,629	$23,591	$24,425
Current quarter vs prior year quarter	1%	5%	10%	13%	10%

(1)
All buyers who successfully closed a transaction on our Marketplace and StubHub platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account. Starting in the second quarter of 2018, year-over-year growth rate is on a pro-forma basis, which includes Giosis' Japan business active buyers in both current and prior year periods.

(2)
Total value of all successfully closed transactions between users on our Marketplace and StubHub platforms during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our platforms in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
March 31, 2019
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.55 - $2.60	$2.55 - $2.60
Diluted EPS from continuing operations	$0.40 - $0.44	$0.62 - $0.64

Twelve Months Ending
December 31, 2019
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$10.7 - $10.9	$10.7 - $10.9
Diluted EPS from continuing operations	$1.83 - $1.93	$2.62 - $2.68

(a) Estimated non-GAAP amounts above for the three months ending March 31, 2019 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $13 - $18 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $130 - $140 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $40 - $50 million.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2019 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $50 - $60 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $550 - $570 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $170 - $190 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, gains or losses associated with a warrant agreement that the company entered into with a service provider, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with a service provider, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In millions, except percentages)
GAAP operating income	$681	$663	$2,222	$2,264
Stock-based compensation expense and related employer payroll taxes	143	130	554	497
Amortization of acquired intangible assets within cost of net revenues	1	5	14	24
Amortization of acquired intangible assets within operating expenses	13	10	49	38
Other significant gains, losses or charges	1	—	87	(3)
Total non-GAAP operating income adjustments	158	145	704	556
Non-GAAP operating income	$839	$808	$2,926	$2,820
Non-GAAP operating margin	29.2%	29.8%	27.2%	28.4%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$516	$561	$2,718	$2,275
GAAP benefit (provision) for income taxes	247	(3,158)	(190)	(3,288)
GAAP net income (loss) from continuing operations	$763	$(2,597)	$2,528	$(1,013)
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	158	145	704	556
Gains or losses on investments and sale of business	—	60	(559)	(123)
Change in fair market value of warrant	128	—	(104)	—
Tax effects of US Tax Reform	(463)	3,142	(463)	3,142
Tax effect of step-up of intangible assets basis	(9)	—	(9)	(695)
Foreign exchange effect of step-up of intangible assets basis	—	—	—	376
Tax effect of non-GAAP adjustments	93	(132)	208	(81)
Non-GAAP net income from continuing operations	$670	$618	$2,305	$2,162

Diluted net income (loss) from continuing operations per share:
GAAP	$0.80	$(2.51)	$2.55	$(0.95)
Non-GAAP	$0.71	$0.59	$2.32	$2.00
Shares used in GAAP diluted net income (loss) per-share calculation	950	1,035	991	1,064
Shares used in non-GAAP diluted net income per-share calculation	950	1,051	991	1,081

GAAP effective tax rate - Continuing operations	(47.9)%	563.4%	7.0%	144.5%
Tax effect of non-GAAP adjustments to net income (loss) from continuing operations	64.3%	(544.0)%	9.5%	(124.3)%
Non-GAAP effective tax rate - Continuing operations	16.4%	19.4%	16.5%	20.2%
*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In millions)
Net cash provided by continuing operating activities	$1,234	$988	$2,661	$3,146
Less: Purchases of property and equipment	(130)	(192)	(651)	(666)
Free cash flow	$1,104	$796	$2,010	$2,480

*Presented on a continuing operations basis